UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Helge H. Wehmeier
   Vice Chairman
Bayer Corporation
100 Bayer Road
   PA, Pittsburgh 15205-9741
2. Issuer Name and Ticker or Trading Symbol
   The PNC Financial Services Group, Inc. (PNC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   3/31/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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$5 Par Common Stock |1/24/ |      |J   |V|60.00             |A  |           |7481.00            |D     |                           |
                    |2003  |      |1   | |                  |   |           |                   |      |                           |
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$5 Par Common Stock |1/24/ |      |J   |V|12.00             |A  |           |1116.00            |I     |Money Purchase Plan        |
                    |2003  |      |1   | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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Phantom Stock|        |3/31/ 2|      |A   | |754.00     |A  |     |     |$5 Par Commo|754.00 |       |5756.00     |I  |Deferred Com|
 Unit (1-for-|        |003    |      |2   | |           |   |     |     |n Stock     |       |       |            |   |pensation Pl|
1)           |        |       |      |    | |           |   |     |     |            |       |       |            |   |an          |
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Phantom Stock|        |1/24/ 2|      |J   |V|35.00      |A  |     |     |$5 Par Commo|35.00  |       |3237.00     |I  |Deferred Sto|
 Unit (1-for-|        |003    |      |1   | |           |   |     |     |n Stock     |       |       |            |   |ck Unit Plan|
1)           |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Dividend Reinvestment Shares acquired.
2. Phantom stock units received under the PNC Directors Deferred Compensation Plan during 2003.
SIGNATURE OF REPORTING PERSON
Helge H. Wehmeier
Mark C. Joseph, Attorney in Fact for Helge H. Wehmeier